----------------------------------------------------------------------------------Cohen Fund Audit Services--------------

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2015, relating to the financial statements and financial highlights of Meyers Capital Aggressive Growth Fund (the “Fund”), a series of Meyers Capital Investments Trust for the year ended May 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

September 24, 2015

COHEN FUND AUDIT SERVICES, LTD. | CLEVELAND | MILWAUKEE | 216.649.1700

cohenfund.com

Registered with the Public Company Accounting Oversight Board.